CONFIDENTIAL


                            PNC CAPITAL MARKETS, INC.
                           One PNC Plaza, Third Floor
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2727


                         PNC BANK, NATIONAL ASSOCIATION
                           One PNC Plaza, Third Floor
                                249 Fifth Avenue
                       Pittsburgh, Pennsylvania 15222-2727


                  $550 Million Senior Secured Credit Facilities
                        Commitment and Engagement Letter
                        --------------------------------


                                 August 24, 1998


Francis D. John
Chairman of the Board, President and
  Chief Executive Officer
Key Energy Group, Inc.
Two Tower Center, Twentieth Floor
East Brunswick, New Jersey 08816

Stephen E. McGregor
Executive Vice President and Chief Financial Officer
Key Energy Group, Inc.
Two Tower Center, Twentieth Floor
East Brunswick, New Jersey 08816

Gentlemen:

          It is our understanding that Key Energy Group, Inc. (the "Company") proposes to acquire (the "Acquisition") Dawson Production Services, Inc. ("Dawson"). We understand that the Acquisition would be accomplished by means of a tender offer followed by a merger between Dawson and the Company (the "Merger"). As consideration for the Acquisition, the shareholders of Dawson will receive consideration in the form of cash in an amount equal to $17.50 per share and after giving effect to the Acquisition, the Company will succeed to all the assets and liabilities of Dawson.

Page 2.

          We understand that the Company will require up to $550,000,000 of senior secured financing to (i) consummate the Acquisition, (ii) refinance certain existing indebtedness of the Company and Dawson, (iii) provide working capital for the Company and its subsidiaries, and (iv) pay fees and expenses in connection with the transaction contemplated hereby. We further understand that financing may be required in connection with puts which may be made of Dawson's 9-3/8% Notes as a result of a change of control occurring in connection with the Acquisition (the "Put Financing"). We understand that a portion of such financing will be accomplished by (i) the issuance and sale by the Company of up to $150,000,000 of long-term unsecured senior subordinated notes (the "Senior Subordinated Notes") or (ii) the issuance and sale of senior bridge subordinated notes (the "Subordinated Put Notes") which will subsequently be refinanced with an issuance of Senior Subordinated Notes as described in the Summary (as defined below). It is our understanding that with respect to the $550,000,000 of senior secured financing, the Company has requested that PNC Bank, National Association ("PNC Bank" or the "Bank") underwrite and PNC Capital Markets, Inc. ("PNC Capital Markets") syndicate all of such senior secured credit facilities (the "Financing"). Notwithstanding the foregoing, as described in the Summary, the Put Financing will be funded on the date of initial funding of the Financing as senior secured notes pari passu with the Financing and such Put Financing will become junior and subordinate on the date of the Merger and may be prepaid to the extent the principal amount thereof exceeds 101% of the principal amount of the Dawson 9-3/8% Notes put as a result of such change of control plus interest, fees and expenses paid in connection with the Put Financing and the Dawson 9-3/8% Notes.

          We are pleased to inform you that PNC Bank commits to provide the entire amount of the Financing described in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Summary"), subject to the terms and conditions referred to in this letter and the Summary. The Summary includes a description of the principal terms of the proposed credit facilities connected with the Financing, and is intended as a framework for the documentation and as a basis for further discussion of the Financing's terms, as appropriate. The Financing will be documented in a definitive credit agreement (the "Credit Agreement") and other agreements, instruments, certificates, and documents called for by the Credit Agreement or which the Bank may otherwise require (collectively, the "Credit Documents"), to be delivered at the closing of the Financing (the "Closing"). The terms of the Credit Documents shall prevail over the terms of this letter.

          PNC Bank's obligations are conditioned on the execution and delivery of the Credit Documents to the Bank in form and content satisfactory to the Bank. Because not all of the terms can be set forth in the Summary, a failure by the Bank or the Company to agree on the definitive terms of the Credit Documents will not constitute a breach of this commitment. This letter is also subject to acceptance by the Company as provided below and the statutory and other requirements under which the Bank is governed.

          PNC Bank and PNC Capital Markets shall be entitled, after consultation with you, to change the pricing, structure and terms of the proposed Financing if the syndication has not been completed and if PNC Bank and PNC Capital Markets determine that such changes are advisable in order to insure a

Page 3.

successful syndication of the proposed Financing (provided that the total amount of the Financing remains unchanged). PNC Bank's commitment hereunder is subject to the agreement in this paragraph.

          In addition to the terms and conditions set forth in the Summary, PNC Bank's commitment to provide the proposed Financing and PNC Capital Markets agreement to perform the services described herein are further subject to (i) there being no material adverse change since March 31, 1998 in the financial condition, business, operations, properties, or prospects of the Company and its subsidiaries and Dawson; and (ii) the non-occurrence of any material adverse change in the loan syndication or capital market conditions generally, which would materially affect the syndication efforts in respect of any portion of the Financing. The Company acknowledges that PNC Bank may, in its discretion (with reasonable prior consent of the Company), retain experts or consultants in connection with the transaction contemplated hereby and the Financing.

          This letter is issued in reliance on the information provided to the Bank by the Company in connection with the Company's request for the Financing and the information in any supporting document and material. PNC Bank may terminate this commitment if there is any material misrepresentation or material inaccuracy in the information or any failure to include material information with the request.

          This commitment letter may not be assigned by the Company and no rights of the Company hereunder may be transferred without the prior written consent of PNC Bank. The Bank may elect to (a) assign a portion of its rights and obligations hereunder so that the assignee may become a party to the Credit Agreement and (b) arrange for the sale of participation interests in its commitment hereunder and/or loans made by it as contemplated hereby. In the event of any assignment referred to in (a) above, the assignor shall be released of all obligations assumed by the assignee.

          PNC Bank and any assignees or participants will in no event be responsible or liable for any consequential damages that may be incurred or alleged by any person as a result of this commitment. No modification or waiver of any of the terms and conditions of this commitment will be valid and binding unless agreed to in writing by PNC Bank. When accepted, this letter (including the Fee Letter referenced below) constitutes the entire agreement between PNC Bank and the Company concerning the Financing and replaces all prior understandings, statements and negotiations, including without limitation (i) the commitment and engagement letters, dated June 2, 1998, July 8, 1998, August 3, 1998 and August 17, 1998 among the Company, PNC Bank and PNC Capital Markets and (ii) the fee letters, dated June 2, 1998, July 8, 1998, August 3, 1998 and August 17, 1998, among the Company, PNC Bank and PNC Capital Markets (collectively, the "Original Letters").

          PNC Bank's commitment hereunder will expire on August 25, 1998, unless on or before that date the Company signs and returns the enclosed copy of this letter along with the fee letter dated as of the date hereof (the "Fee Letter") and the fee specified in the Fee Letter to be paid on the date you accept this

Page 4.

letter. Once accepted, PNC Bank's commitment under this letter will expire on December 31, 1998 if the Financing has not closed on or before that date. Both of these expiration dates may only be extended in writing by PNC Bank.

          The remainder of this letter sets forth our mutual understanding as to the services to be performed by PNC Capital Markets in syndicating the Financing, the obligations of the Company, compensation to PNC Bank and PNC Capital Markets as well as the general terms and conditions of PNC Capital Markets' engagement (the "Engagement").

     1.   Services to be Performed by PNC Capital Markets:

          a. PNC Capital Markets will assist the Company in finalizing the terms and conditions of the Financing based upon information supplied by, among others, the Company, Dawson (as available to the Company), consultants, appraisers and prospective lenders. Proposed terms and conditions of the Financing as of the date hereof are summarized in the Summary.

          b. After the Company executes this letter, PNC Capital Markets will prepare and distribute a Confidential Information Memorandum (the "Memorandum") for the purpose of approaching lenders to provide a portion of the Financing. PNC Capital Markets will not distribute the Memorandum to any party without the consent of the Company, which consent shall not be unreasonably withheld.

          c. PNC Capital Markets shall introduce PNC Bank and other interested lenders to the Company and assist the Company with any and all negotiations with such interested lenders concerning the Financing. The Company hereby consents to the transfer of information regarding the Company and its subsidiaries and Dawson between PNC Capital Markets, PNC Bank and their affiliates and other prospective lenders.

     2.   Obligations of the Company:

          a. The Company agrees to provide PNC Capital Markets and its legal counsel and consultants with such information and access to the officers, directors, employees, accountants and legal counsel of the Company as may be requested by it for the purpose of preparing the Memorandum together with any supplemental information which the lenders may reasonably require. The information may include, but may not be limited to, general industry information, information about the Company and Dawson (as available to the Company) and subsidiaries, historical financial statements and financial projections over the term of the Financing.

Page 5.

          b. The Company agrees that prior to delivery of the Memorandum to any other lender, a senior officer of the Company will review the Memorandum and will provide a letter stating that to the best of his or her knowledge, the Memorandum is complete and correct in all material respects and does not contain any untrue statements of a material fact, or omit to state any matter necessary to make the Memorandum not materially misleading.

          c. Until the Closing, the Company agrees that neither the Company nor any of its subsidiaries shall enter into any other credit facilities or issue any debt (other than the Subordinated Put Notes and the Senior Subordinated Notes, subject to the proviso below), whether syndicated or publicly or privately placed, if such facility or issue might, in PNC Capital Markets' opinion, have a detrimental effect on the successful completion of the transaction described herein, and will advise PNC Capital Markets immediately if any issue or facility is contemplated; provided however, in connection with the syndication, placement and/or issuance of the Subordinated Put Notes and the Senior Subordinated Notes, the arranger, placement agent and or manager with respect thereto must coordinate its syndication and/or placement with PNC Capital Markets and agree to consult with PNC Capital Markets with respect to such issuance.

     3.   Expenses and Compensation:

          a. PNC Bank and PNC Capital Markets shall be reimbursed from time to time by the Company upon request for all reasonable out-of-pocket expenses which they may incur while performing services hereunder, including in connection with the negotiation, preparation, due diligence, execution and delivery of this letter, the Original Letters, the Credit Documents and other documentation and any initial assignment or participation of PNC Bank's interests herein. These include, without limitation, reasonable fees and expenses of legal counsel, appraisers and consultants. Such reimbursement shall not be contingent upon the Closing or execution of the Credit Documents.

          b. The Company agrees to pay to lenders, including PNC Bank, the fees set forth in the Summary and to PNC Bank and PNC Capital Markets the fees set forth in the Fee Letter.

     4.   General:

               a. PNC Bank, PNC Capital Markets and the Company each confirms that it has the requisite power and authority to enter into this letter and to perform its undertakings hereunder and that any action taken by it in connection with the Financing

Page 6.

                    will be taken in compliance with applicable federal, state and foreign securities laws as such laws apply to it or its action.

               b. PNC Capital Markets will use reasonable efforts to provide the advice, assistance and services described above. PNC Capital Markets does not, however, warrant, represent, promise, guarantee or otherwise provide assurances that the Financing will be closed.

               c. By executing this letter, the Company agrees to indemnify and hold harmless PNC Bank, PNC Capital Markets or any affiliate thereof and any assignees or participants of PNC Bank and their respective officers, directors, employees, affiliates and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of counsel) which may be incurred by any of them in connection with any investigation, litigation or other proceeding (regardless of whether any indemnified person is a party thereto) arising in connection with this letter, the Acquisition, the Original Letters, the Engagement or the Financing, other than for their own gross negligence or wilful misconduct. The Company's obligations hereunder shall be in addition to any other liability it may otherwise have.

               d. PNC Capital Markets' services hereunder may be terminated by PNC Capital Markets or the Company upon thirty business days' written notice to the other party, without liability or continuing obligations to the other party except as provided below. Notwithstanding any termination of such services or this letter, PNC Capital Markets and PNC Bank shall be entitled to the expenses and fees described in paragraphs 3(a) and 3(b) above, and the Company's indemnification obligation under paragraph 4(c) hereof will continue. In the event PNC Capital Markets' services are terminated, the provisions herein and in the Fee Letter relating to PNC Bank and its commitment provided hereunder shall remain in effect.

               e. Upon closing, PNC Capital Markets shall be entitled to place a "tombstone" advertisement in various publications subject to the Company's approval of the contents of such advertisement, which approval shall not be unreasonably withheld or delayed.

          The terms contained in this letter and the Summary are confidential and, except for disclosure to the Company's and Dawson's board of directors, the Company's officers and employees, professional advisors retained by the Company and Dawson in connection with this transaction or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our

Page 7.

prior written consent. This letter is solely for the benefit of the Company and no other person or entity shall obtain any rights hereunder or be entitled to rely or claim reliance upon the terms and conditions hereof.

          This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          This letter shall be governed by and construed in accordance with the laws of the State of New York.

Page 8.

          If the foregoing accurately sets forth your understanding, please indicate your acceptance hereof by signing the enclosed copy of this letter and returning it to us by the date referenced above. We are pleased to have this opportunity and very much look forward to working with you.

                                        Sincerely,

                                        PNC BANK, NATIONAL ASSOCIATION



                                        By:/s/ Thomas K. Grundman
                                           ------------------------------------
                                           Name:  Thomas K. Grundman
                                           Title:  Senior Vice President


                                        PNC CAPITAL MARKETS, INC.



                                        By:  /s/ Douglas E. Shaffer
                                             ----------------------------------
                                             Name:   Douglas E. Shaffer
                                             Title:  Senior Vice President and
                                                       Managing Director

Agreed to and accepted:

KEY ENERGY GROUP, INC.



By:/s/ Stephen E. McGregor
   --------------------------
   Title:  EVP & CFO



Date:  August 25, 1998
     ------------------------

                                                                      EXHIBIT A
                                                                      ---------


                             KEY ENERGY GROUP, INC.

                      $550,000,000 SENIOR CREDIT FACILITIES

                         SUMMARY OF TERMS AND CONDITIONS

                                 August 24, 1998

Key Energy Group, Inc. ("Key" or the "Company") proposes to acquire (the "Acquisition") all of the common stock of Dawson. The Acquisition will be accomplished by means of a tender offer (the "Tender Offer") followed by a merger (the "Back-End Merger") between Dawson and the Company. As used herein, "Acquisition Date" means the date on which Key acquires the Dawson common stock tendered pursuant to such tender offer, and "Merger Date" means the date of consummation of the Back-End Merger. In order to finance the Acquisition, to refinance certain existing indebtedness of the Company and Dawson, to prepay an amount of the Put Facility (as described below) and to finance the continuing operations of Key, Key will require up to $550 million in senior secured credit facilities (the "Senior Credit Facilities"). Set forth below is a statement of the terms and conditions for the Senior Credit Facilities:

I.    PARTIES
      -------

      Borrower                          The Company.

      Guarantors                        Each of the Company's direct and
                                        indirect existing domestic subsidiaries
                                        as provided in the Existing Credit
                                        Agreement (as defined below), and on and after the Merger Date, the domestic subsidiaries of Dawson (together with the Company, the "Loan Parties").

     Advisor and Arranger               PNC Capital Markets, Inc. (in such
                                        capacity, the "Arranger").

     Administrative Agent               PNC Bank, National Association ("PNC" or
                                        the "Agent").

     Banks Certain existing lenders party to the Credit Agreement, dated as June 6, 1997, as amended and restated through November 6, 1997, among Key, the several banks and other financial institutions or other entities from time to time party thereto, PNC and the Arranger (the "Existing Credit Agreement") and new lending institutions acceptable to the Company (the "Banks").

                                                                              2
II.   SENIOR SECURED
      CREDIT FACILITIES                 Up to $550,000,000 in aggregate,
                                        comprised of a Revolving Credit Facility and Term Loan Facilities.

     A.   REVOLVING CREDIT FACILITY

     Amount Initially, up to $550,000,000 and on the Merger Date, the aggregate amount of the Revolving Credit Facility will automatically be reduced by an amount (the "Term Loan Aggregate Amount") equal to up to $300,000,000. Any of such loans herein referred to as "Revolving Credit Loans."

     Letters of Credit                  A sublimit of $20,000,000 of the
                                        Revolving Credit Facility shall be
                                        available for the issuance of letters of credit (the "Letters of Credit") by a Bank acceptable to the Company and the Agent (the "Issuing Bank"). No Letter of
                                        Credit shall have an expiration date
                                        after the earlier of (a) one year after
                                        the date of issuance and (b) five
                                        business days prior to the Maturity Date
                                        (defined below), provided that any
                                        Letter of Credit with a one-year tenor
                                        may provide for the renewal thereof for
                                        additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                                        Drawings under any Letter of Credit
                                        shall be reimbursed by the Company
                                        (whether with its own funds or with the
                                        proceeds of Revolving Credit Loans) on
                                        the same business day. To the extent
                                        that the Company does not so reimburse
                                        the Issuing Bank, the Banks under the
                                        Revolving Credit Facility shall be
                                        irrevocably and unconditionally
                                        obligated to reimburse the Issuing Bank
                                        on a pro rata basis.

     Maturity The earliest to occur of (i) 365 days after the initial funding hereunder or
                                        (ii) termination or abandonment by the
                                        Company of the Acquisition (the
                                        "Maturity Date"); provided, however,
                                        that in the event that the Merger Date
                                        occurs on or before the Maturity Date
                                        and the Term Loans are made to the full
                                        extent of the Term Loan Aggregate Amount
                                        (as defined above), the Maturity Date
                                        will automatically be extended to five
                                        years from the initial closing date of
                                        the Senior Credit Facilities.

     Availability; Repayment            The Revolving Credit Facility shall be
                                        available on a revolving basis from the
                                        period commencing on the Acquisition
                                        Date and ending on the Maturity Date;
                                        provided, that the amount of the
                                        Revolving Credit Facility will be
                                        reduced on each anniversary of the
                                        Acquisition Date, commencing with the
                                        third such anniversary, by the amount
                                        set forth opposite such anniversary
                                        below:

                                        Anniversary           Amount
                                        -----------           ------

                                             3              $25,000,000
                                             4              $25,000,000
                                             5              $        0

     Use of Proceeds                    (a)  Up to $490,000,000 in the aggregate
                                        of the Revolving Credit Facility may be
                                        used on and after the Acquisition Date
                                        (i) to fund the Acquisition and to pay
                                        transaction costs associated therewith,
                                        (ii) to refinance indebtedness of Key,
                                        Dawson and their respective subsidiaries
                                        (including, without limitation the
                                        Existing Credit Agreement and the Put
                                        Facility, as described below), (iii) to
                                        pay fees and expenses associated with
                                        the Senior Credit Facilities, and (iv)
                                        to pay holders of Dawson 9-3/8% Notes
                                        who have put their Notes as a result of
                                        the change of control in connection with the Acquisition (as described below).

                                        (b) The balance of the Revolving Credit
                                        Facility may be used for working
                                        capital, capital expenditures, Permitted
                                        Acquisitions (as defined in the Existing
                                        Credit Agreement) and general corporate
                                        purposes of the Company and its
                                        subsidiaries from time to time on and
                                        after the Acquisition Date.

     B.   TERM LOAN FACILITIES

     Types and Amount
        of Facilities                   Term Loan Facilities in the aggregate
                                        amount of up to $300,000,000 (the loans
                                        thereunder, the "Term Loans"), available in single draw on the Merger Date, as follows:

                                        Tranche A Term Loan Facility:
                                        ----------------------------

                                        A five year term loan facility (the
                                        "Tranche A Term Loan Facility") in an
                                        aggregate amount of up to $150,000,000.

                                        The Tranche A Term Loan Facility shall
                                        be repayable in quarterly amounts as a
                                        percentage of the total Tranche A Term
                                        Loan as follows:

                                                  Percent        Percent
                                                  Payable        Payable
                                        Date      Quarterly      Annually
                                        ----      ---------      --------

                                        Year 1         0%           0%
                                        Year 2         4%           16%
                                        Year 3         6%           24%
                                        Year 4         7%           28%
                                        Year 5         8%           32%


                                        Tranche B Term Loan Facility
                                        ----------------------------

                                        A six year term loan facility (the
                                        "Tranche B Term Loan Facility") in an
                                        aggregate amount of up to $150,000,000.
                                        The Tranche B Term Loan shall be
                                        repayable in quarterly installments as a percentage of the total Tranche B Term Loan as follows:

                                                  Percent        Percent
                                                  Payable        Payable
                                        Date      Quarterly      Annually
                                        ----      ---------      --------

                                        Year 1-5     0.25%          1%
                                        Year 6       23.75%         95%

                                        Additionally, at no time shall the
                                        maturity of the Tranche B Term Loan
                                        Facility be less than 90 days prior to
                                        the maturity of the Company's
                                        $216,000,000 Convertible Subordinated
                                        Notes due 2004.

                                        The aggregate amount of Term Loans
                                        constituting Tranche A Term Loans and
                                        the Tranche B Term Loans, respectively,
                                        shall be determined by the Agent in its
                                        sole discretion after consultation with
                                        the Borrower.

     Use of Proceeds                    The Term Loans shall be used to repay
                                        advances under the Revolving Credit
                                        Facility and to pay for the balance of
                                        shares acquired in the Acquisition.

                                                                              5
III. CERTAIN PAYMENT PROVISIONS
     --------------------------

     Interest Rates and
       Letter of Credit Fees            Interest rates shall be based on the
                                        Company's Consolidated Leverage Ratio,
                                        as defined in the Existing Credit
                                        Agreement, per the attached Pricing Grid
                                        A. Upon the issuance of new equity in a
                                        minimum amount of $75,0000,000, Pricing
                                        Grid B becomes effective; provided that
                                        if such new equity is issued in
                                        connection with acquisitions, Pricing
                                        Grid B will not become effective until
                                        the ratio of Consolidated Total
                                        Indebtedness to the sum of Consolidated
                                        Total Indebtedness plus Consolidated Net
                                        Worth (as such terms are defined in the
                                        Existing Credit Agreement) is equal to
                                        or less than 75% (the "Minimum Equity
                                        Event").

                                        From the Acquisition Date until the
                                        calculation for the first full fiscal
                                        quarter completed after the Acquisition
                                        Date, Level VI of Pricing Grid A will be in effect.

     Base Rate Option                   The Base Rate is the higher of (1) PNC
                                        Bank's Prime rate or (2) the Federal
                                        Funds rate plus 1/2%. Interest on Base
                                        Rate borrowings is calculated on an
                                        actual/365 or 366 day basis and is
                                        payable quarterly.

     LIBOR Option                       Interest on LIBOR borrowings is
                                        calculated on an actual/360 day basis
                                        and is payable the earlier of quarterly
                                        or on the last day of each interest
                                        period. LIBOR advances will be available for periods of 1,2,3 or 6 months. LIBOR pricing will be adjusted for any statutory reserves.

                                        The Company may have no more than 12
                                        borrowing tranches, including the Base
                                        Rate tranche, at any one time.

     Default Rate                       Overdue principal or interest shall bear
                                        interest at 2% over the otherwise
                                        applicable rate; overdue commitment fees shall bear interest at 2% over the rate applicable to the Base Rate pricing option.

     Letters of Credit                  The Company shall pay letter of credit
                                        fees equal to the then applicable spread above LIBOR on the aggregate face amount of Letters of Credit issued under the Revolving Credit Facility to each Bank quarterly in proportion to such

                                        Bank's commitment. In addition, the
                                        Company shall pay the Issuing Bank, a
                                        fee of 12.5 basis points, payable
                                        quarterly, on the aggregate face amount
                                        of such Letters of Credit.

     Yield Protection                   The Company shall pay the Banks such
                                        additional amounts as will compensate
                                        the Banks in the event applicable law,
                                        or change in law, subjects the Banks to
                                        reserve requirements, capital
                                        requirements, taxes (except for taxes on the overall net income of the Banks) or other charges which increase the cost or reduce the yield to the Banks, under customary yield protection provisions.

     Interest Rate Protection           A minimum of 50% of Consolidated Total
                                        Debt (as defined in the Existing Credit
                                        Agreement) will be hedged on terms
                                        satisfactory to the Agent within 90 days of the closing of the Senior Credit
                                        Facilities.

     Commitment Fee                     A per annum fee on the unused amount of
                                        the Revolving Credit Facility payable to each Bank quarterly in arrears in proportion to such Bank's commitment, per the attached Pricing Grid.

     Collateral                         First priority perfected lien on
                                        substantially all of the tangible and
                                        intangible assets (as provided in the
                                        Existing Credit Agreement) of the
                                        Company and its existing direct and
                                        indirect domestic operating subsidiaries including, without limitation, intellectual property and real property as well as all of the capital stock of each of the Company's existing direct and indirect subsidiaries which are
                                        Guarantors. On the Merger Date the
                                        Collateral shall also include a first
                                        priority perfected lien on all tangible
                                        and intangible assets of Dawson and its
                                        subsidiaries and all of the capital
                                        stock of Dawson and its subsidiaries.
                                        Subject to compliance with Regulation U
                                        of the Board of Governors of the Federal
                                        Reserve System, the Agent may require
                                        the Company to pledge all capital stock
                                        of Dawson owned (or being acquired) by
                                        the Company and its Subsidiaries.

                                        After the Merger, the Collateral will
                                        also secure on a pari passu basis all
                                        the Company's obligations (as successor
                                        by merger to Dawson) under Dawson's
                                        9-3/8% Notes.

     Expenses Reasonable out-of-pocket expenses incurred by the Agent shall be for the account of the Company. These include fees and expenses for the Agent's legal counsel.

     Optional Prepayments;
       Voluntary Reductions             Outstandings or commitments under the
                                        Senior Credit Facilities may be prepaid
                                        or terminated, in whole or in part, at
                                        the Company's option, subject to
                                        reimbursement of any costs associated
                                        with prepayments of LIBOR advances or
                                        any other provisions contained in the
                                        credit agreement. Voluntary reductions
                                        of the commitment under the Revolving
                                        Credit Facility will be in minimum
                                        amounts of $5,000,000. Optional
                                        prepayments of the Term Loans shall be
                                        applied to the Tranche A Term Loans and
                                        the Tranche B Term Loans ratably and
                                        shall be applied ratably to the
                                        remaining unpaid scheduled amortization
                                        payments thereof. Notwithstanding the
                                        foregoing, so long as any Tranche A Term
                                        Loans are outstanding, each holder of
                                        Tranche B Term Loans shall have the
                                        right to refuse all or any portion of
                                        such prepayment allocable to its Tranche
                                        B Term Loans, and the amount so refused
                                        will be applied to prepay the Tranche A
                                        Term Loans.

      Mandatory
      Prepayments                       100% of the Net Cash Proceeds from up to
                                        $75,000,000 of equity offerings (whether such equity is sold in a private placement or a public offering) and 75% of the Net Cash Proceeds from equity offerings (whether such equity is sold in a private placement or a public offering) in excess of $75,000,000 shall be applied to reduce outstandings under the Senior Credit Facilities.

                                        Beginning with the fiscal year ending
                                        June 30, 1999, mandatory prepayments
                                        equal to 50% of Excess Cash Flow (to be
                                        defined) shall be required; provided
                                        that upon occurrence of the Minimum
                                        Equity Event mandatory prepayments from
                                        Excess Cash Flow will not be required
                                        until the fiscal year ending June 30,
                                        2001. Notwithstanding the foregoing, if
                                        the Consolidated Leverage Ratio is less
                                        than 3.5 to 1 mandatory prepayment from
                                        Excess Cash Flow will not be required.

                                        Mandatory prepayments in connection with the sale of Odessa shall be payable as provided in the Existing Credit Agreement.

                                        All mandatory prepayments shall be
                                        applied first to the outstanding Term
                                        Loans, then to the reduction of the
                                        Revolving Credit Facility commitments to no less than $200,000,000. Each such prepayment of Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and shall be applied ratably to the remaining unpaid scheduled amortization payments thereof. Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans.

                                        To the extent the Put Facility after the Merger Date provides for mandatory prepayments based on issuance of equity, incurrence of indebtedness, asset sales, change of control or otherwise, the Senior Credit Facilities shall require such proceeds (other than proceeds of the Senior Subordinated Notes (as defined below) or equity used to prepay the Subordinated Put Facility) to be first used to prepay the Senior Credit Facilities. Prior to the Merger prepayments shall be shared with the Put Facility on a pro rata basis.

IV.  REPRESENTATIONS AND WARRANTIES

                                        Representations and Warranties as
                                        provided in the Existing Credit
                                        Agreement unless specifically modified
                                        herein:

                                        1.   Financial Condition.

                                        2.   No Material Adverse Effect.

                                        3.   Corporate Existence; Compliance
                                             with Law (including, without
                                             limitation, applicable Federal
                                             Reserve regulations and margin
                                             rules).

                                        4.   Corporate Power; Authorizations;
                                             Enforceable Obligations

                                        5.   No Legal Bar.

                                        6.   No Material Litigations.

                                        7.   No Default.

                                        8.   Ownership of Property; Liens.

                                        9.   Intellectual Property.

                                        10.  No Burdensome Restrictions.

                                        11.  Taxes.

                                        12.  Federal Regulations.

                                        13.  ERISA.

                                        14.  Investment Company Act; Other
                                             Regulations.

                                        15.  Subsidiaries.

                                        16.  Purpose of Loans; Limitations on
                                             Use.

                                        17.  Environmental Matters.

                                        18.  Accuracy of Information.

                                        19.  Security Documents.

                                        20.  Solvency.

                                        21.  Labor Matters.

                                        22.  Indenture.

                                        23.  Excluded Subsidiaries.

                                        24.  Oil and Gas Properties.

                                        25.  Year 2000 compliance.

                                        26.  Merger with Dawson.

                                        Other customary Representations and
                                        Warranties as appropriate and in the
                                        Existing Credit Agreement.

V.   CONDITIONS PRECEDENT TO LENDING
     -------------------------------

     A.  CONDITIONS PRECEDENT TO
         CLOSING AND LENDING ON
         ACQUISITION DATE               The availability of the Senior Credit
                                        Facilities and the making of Revolving
                                        Credit Loans on the Acquisition Date
                                        shall be conditioned upon satisfaction,
                                        in form and substance satisfactory to
                                        the Agent and the Banks, of the
                                        following conditions:

                                        1.   The per share acquisition price
                                             for the common stock of Dawson
                                             shall not be more than $17.50 per
                                             share and the total purchase price
                                             for all outstanding capital stock
                                             of Dawson shall not exceed
                                             approximately $202,000,000.

                                        2.   (a) The Company shall have received
                                             up to $150,000,000 (but not less
                                             than the aggregate principal amount
                                             of Dawson's 9-3/8% Notes) of net
                                             cash proceeds (the "Required
                                             Amount") from the issuance of
                                             senior unsecured subordinated notes
                                             with an initial redemption of not
                                             less than one year following the
                                             final maturity of the Tranche B
                                             Term Loans and with an average
                                             maturity of not less than nine
                                             years and on terms and conditions
                                             customary for the high-yield market
                                             and satisfactory to the Agent (the
                                             "Senior Subordinated Notes") or (b)
                                             the Company shall have Received the
                                             Required Amount from loans under an
                                             unsecured subordinated bridge
                                             credit facility (the "Subordinated
                                             Put Facility", together with the
                                             Senior Subordinated Notes, the "Put
                                             Facility"), and the terms and
                                             provisions of the Subordinated Put
                                             Facility shall be acceptable to the
                                             Agent (including, without
                                             limitation, the conditions for
                                             funding under the Subordinated Put
                                             Facility and terms of conversion of
                                             the notes under the Subordinated
                                             Put Facility into long term
                                             subordinated exchange notes (such
                                             exchange notes having terms and
                                             conditions satisfactory to the
                                             Agent) if the Subordinated Put
                                             Facility is not paid by an agreed
                                             upon date). In addition, in
                                             connection with the Subordinated

                                             Put Facility the Company shall
                                             have received an engagement letter
                                             providing or the refinancing of the
                                             Subordinated Put Facility (and if
                                             appropriate, other indebtedness of
                                             the Company) from the proceeds of
                                             the issuance of Senior Subordinated
                                             Notes. The proceeds of the Senior
                                             Subordinated Notes and/or the
                                             Subordinated Put Facility shall be
                                             used in connection with the
                                             Acquisition. Until the Merger Date,
                                             the Put Facility will be secured on
                                             a pari passu basis with the same
                                             collateral for the Senior Credit
                                             Facilities (subject to an inter
                                             creditor agreement acceptable to
                                             the Administrative Agent), and will
                                             be senior indebtedness, thereafter
                                             it will automatically be unsecured
                                             subordinated indebtedness. On the
                                             date payment is to be made to
                                             holders of Dawson 9-3/8% Notes who
                                             have put their Notes as a result of
                                             the change of control, the Company
                                             may use the Senior Credit
                                             Facilities to make such payment to
                                             holders of Dawson 9-3//8% Notes and
                                             on the same day to prepay the Put
                                             Financing to the extent the
                                             principal amount thereof exceeds
                                             101% of the principal amount of
                                             such Notes put plus interest, fees
                                             and expenses paid in connection
                                             with the Put Facility and the
                                             9-3/8% Dawson Notes.

                                        3.   (i) Dawson and Key shall not have
                                             modified the documentation
                                             providing for the Merger (the
                                             "Merger Documentation") unless such
                                             modification is satisfactory to the
                                             Agent; no provision thereof shall
                                             have been waived, amended,
                                             supplemented or otherwise modified
                                             in a manner which could, in the
                                             opinion of the Agent, reasonably be
                                             expected to be materially adverse
                                             to the rights or interest of the
                                             Agent or the Banks; and (ii) the
                                             Board of Directors of Dawson shall
                                             have approved the Merger and such
                                             approval shall not have been
                                             withdrawn.

                                        4.   All required actions shall have
                                             been taken so that (a) the
                                             applicable state anti-takeover
                                             law(s) shall be inapplicable to
                                             the Acquisition and (b) any
                                             preferred stock purchase rights
                                             or other "poison pill"
                                             arrangements shall not have
                                             become, and shall not become,
                                             exercisable.

                                        5.   Key shall have acquired at least
                                             51% of the shares of the common
                                             stock of Dawson (or such higher
                                             percentage of the common and other
                                             capital stock of Dawson as shall be
                                             required under the organizational
                                             documents of Dawson and applicable
                                             law in order to, without the
                                             affirmative vote of any other
                                             holder of capital stock of Dawson,
                                             (a) permit the Merger to be
                                             consummated on or prior to the date
                                             which is 150 days after the
                                             Acquisition Date and (b)
                                             immediately appoint a majority of
                                             the Board of Directors of Dawson or
                                             such higher number of directors as
                                             is required to approve the Merger).

                                        6.   The Agent shall be satisfied (a)
                                             that the Acquisition and the
                                             financing thereof do not violate
                                             Regulations T, U or X of the Board
                                             of Governors of the Federal Reserve
                                             System and (b) with all other
                                             matters relating to Regulation U.

                                        7.   All documents and materials
                                             filed publicly by the Company or
                                             Dawson in connection with the
                                             Acquisition shall have been
                                             furnished to the Agent and shall be
                                             reasonably satisfactory to the
                                             Agent.

                                        8.   All necessary or required
                                             government and third party
                                             approvals (including
                                             Hart-Scott-Rodino clearance) in
                                             connection with the Acquisition and
                                             the financing contemplated hereby
                                             shall have been obtained and shall
                                             be in full force and effect, and
                                             all applicable waiting periods
                                             shall have expired without any
                                             action being taken or threatened by
                                             any competent authority that would
                                             restrain, prevent or otherwise
                                             impose adverse conditions on the
                                             Acquisition or the financing
                                             thereof. There shall be in effect
                                             no injunction or other prohibition
                                             on the Acquisition or the financing
                                             contemplated hereby, and no
                                             litigation or proceeding pending or
                                             threatened which seeks to enjoin
                                             the Acquisition or other
                                             transaction contemplated hereby or
                                             which could reasonably be expected
                                             to have a material adverse affect
                                             on the Borrower and its
                                             subsidiaries as a whole.

                                        9.   All amounts outstanding in
                                             respect of the Existing Credit
                                             Agreement shall have been, or
                                             contemporaneously shall be,
                                             refinanced under the Senior Credit
                                             Facilities.

                                        10.  The Agent and Banks shall have
                                             received closing certificates,
                                             certified resolutions, incumbency
                                             certificates and corporate
                                             documents for each Loan Party.

                                        11.  Execution and delivery of all
                                             definitive financing documents with
                                             respect to the Senior Credit
                                             Facilities (the "Credit
                                             Documentation") and all action
                                             taken so that the Collateral Agent
                                             has a perfected first priority lien
                                             on the Collateral as contemplated
                                             under the heading "Collateral"
                                             above.

                                        12.  The Agent and Banks shall have
                                             received such opinion(s) of counsel
                                             (including (i) from counsel to the
                                             Company and its subsidiaries and
                                             (ii) from such special and local
                                             counsel as may be required by the
                                             Agent) as are customary for
                                             transactions of this type or as
                                             they may reasonably request.

                                        13.  There shall have been no material
                                             adverse change in the business,
                                             assets, financial condition,
                                             operations or prospects of the
                                             Company and its subsidiaries taken
                                             as a whole or Dawson and its
                                             subsidiaries taken as a whole.

                                        14.  The Agent and Banks shall have
                                             received evidence of required
                                             insurance.

                                        15.  Payment of all fees and expenses
                                             subject to reimbursement.

                                        16.  The pro forma consolidated EBITDA
                                             for Dawson and the Company for the
                                             fiscal year ending June 30, 1998 is
                                             not less than $170,000,000 in the
                                             aggregate.

                                        17.  The Agent and Banks shall have
                                             received a satisfactory
                                             consolidated balance sheet of the
                                             Company as of June 30, 1998.

                                        18.  The Agent and Banks shall have
                                             received a five-year pro forma
                                             consolidated balance sheet,
                                             consolidated statements of income,
                                             retained earnings and cash flow
                                             with assumptions used in preparing
                                             the statements for Key and for the
                                             combined Key-Dawson entity.

                                        19.  The Agent and Banks shall have
                                             received a satisfactory business
                                             plan for the six fiscal years
                                             following the closing of the Senior
                                             Credit Facilities and a
                                             satisfactory written analysis of
                                             the business and prospects of the
                                             Company and its subsidiaries for
                                             the period from the closing of the
                                             Senior Credit Facilities through
                                             the final maturity of the Term
                                             Loans.

                                        20.  The Agent and Banks shall have
                                             received the results of a recent
                                             lien search in each relevant
                                             jurisdiction with respect to the
                                             Company and its subsidiaries, and
                                             such search shall reveal no liens
                                             on any of the assets of the
                                             Borrower or its subsidiaries except
                                             for liens permitted by the Credit
                                             Documentation or liens to be
                                             discharged on or prior to the
                                             closing of the Senior Credit
                                             Facilities pursuant to
                                             documentation satisfactory to the
                                             Agent.

                                        21.  The Agent and Banks shall have
                                             received a satisfactory solvency
                                             certificate from the chief
                                             financial officer of the Company
                                             that shall document the solvency of
                                             the Company and its subsidiaries
                                             after giving effect to the
                                             Acquisition and the other
                                             transactions contemplated hereby.

                                        22.  The Agent and Banks shall have
                                             received a satisfactory
                                             environmental audit with respect to
                                             the real property owned or leased
                                             by the Company and its subsidiaries
                                             from a firm satisfactory to the
                                             Agent.

                                        23.  All conditions to the Company's
                                             acquiring shares of Dawson in the
                                             Tender Offer, as reflected in the
                                             documentation initially filed with
                                             the Securities and Exchange
                                             Commission, shall have been
                                             satisfied without material
                                             amendment, waiver or change
                                             thereof.

                                        Other Conditions Precedent to Lending as appropriate and in the Existing Credit Agreement.

     B.   ON-GOING CONDITIONS PRECEDENT

                                             The making of each extension of
                                             credit under the Senior Credit
                                             Facilities, including those on the
                                             Acquisition Date, shall be
                                             conditioned upon:

                                        1.   The continued accuracy of all
                                             Representations and Warranties in
                                             the Credit Documentation
                                             (including, without limitation, the
                                             material adverse change and
                                             material litigation
                                             representations).

                                        2.   There being no Default or Event of
                                             Default in existence at the time
                                             of, or after giving effect to the
                                             making of, such extension of
                                             credit.

                                        As used herein and in the Credit
                                        Documentation a "material adverse
                                        change" shall mean any event,
                                        development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Acquisition (b) the business, property, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries and Dawson taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Agent and Banks thereunder.

C.    CONDITIONS PRECEDENT TO
        THE MERGER AND
        TERM LOANS                      The making of the Term Loans on the
                                        Merger Date shall be conditioned upon
                                        (i) receipt by the Agent of satisfactory evidence that the Merger has been completed in accordance with the Merger
                                        Documentation (if any) and no provision
                                        thereof shall have been waived, amended
                                        as supplemental or otherwise modified in a manner which could, in the opinion of the Agent, reasonably be expected to be adverse to the interest of the Agent or the Banks, (ii) the Agent having received lien searches with respect to Dawson and its subsidiaries and all actions being taken so that Dawson's subsidiaries shall have guaranteed the
                                        Senior Credit Facilities and the
                                        Collateral Agent has a perfected first
                                        priority lien on all the stock and
                                        tangible and intangible assets of Dawson and its subsidiaries, (iii) the Merger and the financing contemplated hereby
                                        (including granting of liens on assets
                                        of Dawson and guarantees by Dawson'
                                        subsidiaries) shall not cause a
                                        violation of Dawson's

                                        9-3/8% Notes and (iv) the Agent and the
                                        Banks having received a satisfactory
                                        environmental audit with respect to the
                                        real property owned or leased by Dawson
                                        and its Subsidiaries from a firm
                                        satisfactory to the Agent.

VI.  COVENANTS AND EVENTS OF DEFAULT
     -------------------------------

     A.   AFFIRMATIVE COVENANTS

                                        1.   Provide within 50 days after each
                                             of the first three fiscal quarter
                                             ends, consolidated balance sheets,
                                             consolidated statements of
                                             operations and cash flows together
                                             with a Certificate of Compliance
                                             from the Chief Executive Officer,
                                             President or Chief Financial
                                             Officer of the Company.

                                        2.   Provide within 95 days after each
                                             fiscal year-end, consolidated
                                             balance sheets and consolidated
                                             statements of operations,
                                             stockholders' equity and cash flows
                                             together with (i) a report of an
                                             independent certified public
                                             accountant satisfactory to the
                                             Agent (ii) any management letters
                                             of such accountants addressed to
                                             the Company and (iii) a Certificate
                                             of Compliance from the Chief
                                             Executive Officer, President or
                                             Chief Financial Officer of the
                                             Company.

                                        3.   Provide budgets and forecasts.

                                        Other Affirmative Covenants as
                                        appropriate and in the Existing Credit
                                        Agreement including, without limitation, continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations;
                                        maintenance of property and insurance;
                                        maintenance of books and records; right
                                        of the Banks to inspect property and
                                        books and records; notices of defaults,
                                        litigation and other material events;
                                        compliance with environmental laws;
                                        further assurances (including, without
                                        limitation, with respect to security
                                        interests in after-acquired property);
                                        use of best efforts to pay the
                                        Subordinated Put Facility with the
                                        proceeds of Senior Subordinated Notes no later than six months after the initial funding under the Subordinated Put Facility.

     B.   FINANCIAL COVENANTS           1.   Minimum Net Worth - The Company's
                                             Net Worth shall not be less than a
                                             ratio to be determined of the Net

                                             Worth at Closing plus 75% of
                                             positive quarterly net income
                                             thereafter and 100% of the Net Cash
                                             Proceeds of any subsequent equity
                                             offerings and 75% of the net
                                             proceeds of the conversion of the
                                             Company's existing and future
                                             convertible indebtedness.

                                        2.   Consolidated Leverage Ratio - As of
                                             the end of each fiscal quarter, the
                                             Company's Consolidated Leverage
                                             Ratio, defined as Consolidated
                                             Total Indebtedness less cash and
                                             equivalents in excess of $5,000,000
                                             to Consolidated EBITDA (on a pro
                                             forma basis), for the previous four
                                             quarters shall not exceed a ratio
                                             to be determined. Step downs in
                                             this ratio to be determined.

                                             Upon occurrence of the Minimum
                                             Equity Event, the Consolidated
                                             Leverage Ratio Covenant will reduce
                                             to a ratio to be determined for the
                                             immediately following quarter and
                                             all subsequent quarter.

                                        3.   Consolidated Senior Leverage Ratio
                                             - As of the end of each fiscal
                                             quarter, the Company's Consolidated
                                             Senior Leverage Ratio, defined as
                                             Consolidated Senior Indebtedness
                                             less cash and cash equivalents in
                                             excess of $5,000,000 to
                                             Consolidated EBITDA (on a pro forma
                                             basis), for the previous four
                                             quarters shall not exceed a ratio
                                             to be determined. Step downs in the
                                             ratio to be determined.

                                             Upon occurrence of the Minimum
                                             Equity Event, the Consolidated
                                             Senior Leverage Ratio Covenant will
                                             reduce to a ratio to be determined
                                             for the immediately following
                                             quarter and all subsequent quarter.

                                        4.   Consolidated Interest Coverage
                                             Ratio - As of the end of each
                                             fiscal quarter, for the previous
                                             four quarters, the ratio of the
                                             Company's Consolidated EBITDA,
                                             defined for the purposes of the
                                             Consolidated Interest Coverage
                                             Ratio as actual reported EBITDA for
                                             the immediately preceding four
                                             fiscal quarters, to Consolidated
                                             Interest Expense shall not be less
                                             than a ratio to be determined. Step
                                             ups in this ratio to be determined.

     C.   NEGATIVE COVENANTS            Negative Covenants are as provided in
                                        the Existing Credit Agreement unless
                                        specifically modified herein.

                                        1.   Limitation on Indebtedness other
                                             than (i) in connection with the
                                             Senior Credit Facility, the Senior
                                             Subordinated Notes or the
                                             Subordinated Put Facility and (ii)
                                             customary exceptions to be agreed
                                             upon.

                                        2.   Limitation on Liens.

                                        3.   Limitation on Guarantee Obligations
                                             other than customary exceptions to
                                             be agreed upon.

                                        4.   Limitation on Fundamental Changes.

                                        5.   The Company shall not convey, sell,
                                             lease, assign, transfer or
                                             otherwise dispose of any of its
                                             property, business or assets except
                                             for the sale of inventory and light
                                             vehicles in the ordinary course of
                                             business and as otherwise provided
                                             in the Existing Credit Agreement.

                                        6.   Limitation on dividends and
                                             prohibition on the repurchase of
                                             common stock; provided that upon
                                             the occurrence of the Minimum
                                             Equity Event, the Company may
                                             purchase its common stock in an
                                             aggregate amount not to exceed
                                             $10,000,000 as provided in the
                                             Existing Credit Agreement.

                                        7.   Capital Expenditures - Capital
                                             expenditures shall not exceed
                                             amounts to be determined for each
                                             fiscal year ending 1999 through
                                             2003 and shall include carry-overs
                                             and adjustments for acquisitions to
                                             be agreed upon.

                                        8.   Restriction on Investments, Loans
                                             and Advances. Loans and advances to
                                             officers and employees shall be
                                             allowed in an aggregate amount not
                                             to exceed $5,000,000 at any time
                                             outstanding.

                                        9.   Limitation on Optional Payments and
                                             Modifications of Debt Instruments
                                             (including, except as provided for
                                             herein, the Put Facility) and
                                             Organizational Documents.

                                        10.  Limitation on Transactions with
                                             Affiliates.

                                        11.  Limitation on Sales and Leasebacks.

                                        12.  Limitation on Changes in Fiscal
                                             Year.

                                        13.  Limitation on Negative Pledge
                                             Clauses

                                        14.  Limitation on Lines of Business.

                                        11.  Limitation on Consolidated Lease
                                             Expense.

                                        Other Negative Covenants as appropriate
                                        and in the Existing Credit Agreement. If required to comply with Regulation U, certain of the foregoing restrictions with respect to stock of Dawson and other margin stock shall only apply to such stock ("Restricted Stock") to the extent such Restricted Stock represents no more than 25% of the value of the assets of the Company and its Subsidiaries.

     D.   EVENTS OF DEFAULT             1.   Payment default.

                                        2.   Breach of Representations or
                                             Warranties.

                                        3.   Violation of covenant(s).

                                        4.   Cross default to other debt.

                                        5.   Bankruptcy, insolvency.

                                        6.   Change of control.

                                        7.   Failure to consummate the Merger
                                             within 150 days of the Acquisition
                                             Date.

                                        Other Events of Default as appropriate
                                        and in the Existing Credit Agreement.

VII. CERTAIN OTHER TERMS
     -------------------

     A.   REQUIRED BANKS                For the purpose of making amendments or
                                        waivers to the Senior Credit Facilities, approval by Banks whose commitments under the Senior Credit Facilities aggregate at least a 51% majority will be required. However, unless agreed to by all Banks, no amendment or waiver shall change the principal amount, reduce the rate of interest or fees, postpone the scheduled payment of any principal, interest or fees, or change the definition of Required Banks.

     B.   ASSIGNMENTS AND
            PARTICIPATIONS              Banks will be permitted to assign and
                                        participate any of its Senior Credit
                                        Facilities. Assignments will be in
                                        minimum amounts of $5,000,000 and
                                        assignees will be subject to the consent of the Company and the Agent, such consent not to be unreasonably withheld.
                                        Voting rights to participants will be
                                        limited to change in principal amount,
                                        reduction of the rate of interest or
                                        fees, or postponement of the scheduled
                                        payment of any principal, interest or
                                        fees. Assignments will be subject to the payment by the assigning Bank of a $3,500 service fee to the Agent.

     C.   GOVERNING LAW                 Laws of the State of New York

     D.   AGENT'S COUNSEL               Simpson Thacher & Bartlett

                                                                             21

                                                           PRICING GRID A

                                                       KEY ENERGY GROUP, INC.

                                                      REVOLVING CREDIT FACILITY
                                                           (BASIS POINTS)

                    LEVEL I           LEVEL II          LEVEL III         LEVEL IV          LEVEL V           LEVEL VI
-----------------------------------------------------------------------------------------------------------------------------
BASIS FOR PRICING   If the            If the            If the            If the            If the            If the
                    Consolidated      Consolidated      Consolidated      Consolidated      Consolidated      Consolidated
                    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio
                    is less than or   is greater than   is greater than   is greater than   is greater than   is greater than
                    equal to 3.0 to   3.0 to 1.0 but    3.5 to 1.0 but    4.0 to 1.0 but    4.5 to 1.0 but    5.0 to 1.0.
                    1.0.              less than or      less than or      less than or      less than or
                                      equal to 3.5      equal to 4.0 to   equal to 4.5 to   equal to 5.0 to
                                      to 1.0.           1.0.              1.0.              1.0.
-----------------------------------------------------------------------------------------------------------------------------
REVOLVER
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +              0                 0                 25.0              50.0               75.0              100.0
LIBOR +                125.0             150.0              175.0             200.0              225.0              250.0
Commitment Fee          25.0              37.5               37.5              50.0               50.0               50.0
-----------------------------------------------------------------------------------------------------------------------------
TRANCHE A
T/L FACILITY
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +              0                 0                 25.0              50.0               75.0              100.0
LIBOR +                125.0             150.0              175.0             200.0              225.0              250.0
-----------------------------------------------------------------------------------------------------------------------------
TRANCHE B
T/L FACILITY
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +            100.0             100.0              125.0             125.0              125.0              150.0
LIBOR +                250.0             250.0              275.0             275.0              275.0              300.0
-----------------------------------------------------------------------------------------------------------------------------

                                                                             22

                                                           PRICING GRID B

                                                       KEY ENERGY GROUP, INC.

                                                      REVOLVING CREDIT FACILITY
                                                           (BASIS POINTS)
-----------------------------------------------------------------------------------------------------------------------------
                    LEVEL I           LEVEL II          LEVEL III         LEVEL IV          LEVEL V           LEVEL VI
-----------------------------------------------------------------------------------------------------------------------------
BASIS FOR PRICING   If the            If the            If the            If the            If the            If the
                    Consolidated      Consolidated      Consolidated      Consolidated      Consolidated      Consolidated
                    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio    Leverage Ratio
                    is less than or   is greater than   is greater than   is greater than   is greater than   is greater than
                    equal to 2.5 to   2.5 to 1.0 but    3.0 to 1.0 but    3.5 to 1.0 but    4.0 to 1.0 but    4.5 to 1.0.
                    1.0.              less than or      less than or      less than or      less than or
                                      equal to 3.0      equal to 3.5 to   equal to 4.0 to   equal to 4.5 to
                                      to 1.0.           1.0.              1.0.              1.0.
-----------------------------------------------------------------------------------------------------------------------------
REVOLVER
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +              0                 0                  0                 0                 25.0               50.0
LIBOR +                 75.0             100.0              125.0             150.0              175.0              200.0
Commitment Fee          20.0              25.0               30.0              35.0               40.0               50.0
-----------------------------------------------------------------------------------------------------------------------------
TRANCHE A
T/L FACILITY
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +              0                 0                  0                 0                 25.0               50.0
LIBOR +                 75.0             100.0              125.0             150.0              175.0              200.0
-----------------------------------------------------------------------------------------------------------------------------
TRANCHE B
T/L FACILITY
-----------------------------------------------------------------------------------------------------------------------------
Base Rate +             75.0              75.0               75.0             100.0              100.0              100.0
LIBOR +                225.0             225.0              225.0             250.0              250.0              250.0
-----------------------------------------------------------------------------------------------------------------------------